Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 25, 2011	Media: Kathy Budinick 1-888-467-3751

Plum Creek Timber Company, Inc. Reports Results for First Quarter 2011

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $38 million, or $0.23 per diluted share, on revenues of $275 million. Earnings for the first quarter of 2010 were $87 million, or $0.54 per diluted share, on revenues of $317 million. Results for the first quarter of 2010 include an $11 million ($0.07 per diluted share) after-tax gain on the sale of certain natural gas assets. As a result, income from continuing operations for the first quarter of 2010 was $76 million, or $0.47 per diluted share.

Cash provided by operating activities for the first quarter of 2011 totaled $76 million. The company ended the quarter with $254 million in cash and cash equivalents.

“This quarter’s performance highlights the importance of geographic diversity,” said Rick Holley, president and chief executive officer. “Pacific Northwest log markets have improved significantly over the past twelve months on increased demand from both domestic and export customers. At the same time, Southern timber markets have declined from the price spikes of the first quarter of last year. With significant regional differences in market conditions, we are able to adjust our harvest plans to capture value in strong markets and protect value in weaker markets.

“Within our Real Estate segment, earnings were as planned, but were down from the same period of 2010. This drove most of the decline in the company’s profit relative to the first quarter of last year. Our 2011 performance expectations in this segment are unchanged, and we are seeing improved interest levels in certain regional markets that were most impacted by the economic downturn. The pace of inquiries and level of interest shown in rural lands by both individuals and investors remains good.

“Our expectations for 2011 remain on track and we continue to be encouraged by the positive structural changes we are starting to see in our timber markets. Increases in offshore demand are combining with anticipated reductions in North American timber supply to tighten some regional timber markets today. We expect these factors to positively impact broader log markets as the domestic economy and residential construction activity recover.”

Plum Creek Timber Company Reports Results

Review of Operations

The Northern Resources segment reported operating profit of $7 million during the first quarter, a $3 million improvement compared to the first quarter of 2010. Improved sawlog prices in the Pacific Northwest increased the segment’s profitability. This was despite a planned 170,000 ton decline in total harvest volume when compared to the first quarter of 2010. Northern sawlog prices continue to recover from the trough levels set during the first half of 2009. Lumber production in the West was higher, and an increase in export log demand, particularly from China, has improved sawlog prices over the past year. Average sawlog prices were $10 per ton, or about 17 percent, higher than the prices of the first quarter of 2010. Northern pulpwood prices improved $2 per ton, or about 4 percent, from the first quarter of 2010.

Operating profit in the Southern Resources segment was $19 million; $11 million lower than the $30 million reported for the same period of 2010. A dry weather pattern and good harvesting conditions during the first quarter of 2011 allowed customers to easily maintain log inventories. This is in stark contrast to the wet weather and poor logging conditions that resulted in temporary log shortages during the same period of last year. As a result, both sawlog and pulpwood prices declined approximately $3 per ton from the prices experienced during the first quarter of 2010. Harvest volumes for both sawlogs and pulpwood were similar to those of the first quarter of 2010.

The Real Estate segment reported revenue of $62 million and operating income of $38 million. First quarter 2010 operating income was $62 million and was bolstered by the sale of some lower value, non-strategic and conservation acres. As a result, the company sold approximately 58,000 fewer acres during the first quarter of 2011. During the quarter the company sold approximately 2,500 acres of small, non-strategic timberlands at an average price of approximately $1,000 per acre. The company also sold approximately 8,000 acres of HBU/recreation lands for approximately $2,100 per acre. The balance consisted of a 30,300 acre large, non-strategic timberland sale that captured an average value of approximately $1,400 per acre.

The Manufacturing segment reported operating income of $4 million, similar to the first quarter 2010. Improved profitability in the company’s Medium Density Fiberboard (MDF) business came from 15 percent growth in sales volume and a higher-valued product mix when compared to the first quarter of 2010. This improvement was offset by slight declines in profits from both the lumber and plywood product lines due to higher raw material costs.

Outlook

The company expects to harvest between 15 and 16 million tons of timber this year. During the second quarter, Northern harvests are typically at their lowest level of the year as thawing spring weather restricts harvesting activities in the Northern Resources segment. The Southern harvest in the second quarter is expected to be similar to the first quarter’s level.

Second quarter Real Estate segment sales are expected to be between $65 million and $70 million. The company expects full-year Real Estate segment sales to be between $250 million and $300 million.

Plum Creek Timber Company Reports Results

Manufacturing results are expected to be comparable to those of the first quarter.

The company continues to expect 2011 income to be between $1.25 and $1.45 per share, and anticipates second quarter income from continuing operations to be between $0.25 and $0.30 per share.

“We manage our timber inventory for the long term and the investments we’ve made in productivity improvements are paying off. Over the next ten years, as the timber inventory grows, we’re projecting harvest volumes to increase more than 30 percent. The increasing harvest, coupled with improving markets as the broader economy recovers, provides the foundation for sustainable, long-term cash flow growth of the company. As we move forward, we will maintain our capital discipline and evaluate the best use of our increasing cash flow,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 25, at 5 p.m. EDT (2 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 57084991.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s Web site at www.plumcreek.com.

###

Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 6.8 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	March 31, 2011	March 31, 2010

	(In Millions, Except Per Share Amounts)

Revenues:
Timber	$141	$151
Real Estate	62	99
Manufacturing	67	60
Other	5	7

Total Revenues	275	317

Costs and Expenses:
Cost of Goods Sold:
Timber	107	109
Real Estate	22	35
Manufacturing	61	54
Other	—	—

Total Cost of Goods Sold	190	198
Selling, General and Administrative	28	29

Total Costs and Expenses	218	227

Other Operating Income (Expense), net	3	5

Operating Income	60	95

Equity Earnings from Timberland Venture	14	14

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	21	20
Interest Expense (Note Payable to Timberland Venture)	14	14

Total Interest Expense, net	35	34

Income before Income Taxes	39	75

Provision (Benefit) for Income Taxes	1	(1)

Income from Continuing Operations	38	76

Gain on Sale of Properties, net of tax	—	11

Net Income	$38	$87

Per Share Amounts:

Income from Continuing Operations – Basic	$0.23	$0.47
Income from Continuing Operations – Diluted	$0.23	$0.47

Net Income per Share – Basic	$0.23	$0.54
Net Income per Share – Diluted	$0.23	$0.54

Dividends Declared – per Common Share Outstanding	$0.42	$0.42

Weighted Average Number of Shares Outstanding
- Basic	161.8	162.9
- Diluted	162.1	163.1

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2011	December 31, 2010

	(In Millions, Except Per Share Amounts)

ASSETS

Current Assets:
Cash and Cash Equivalents	$254	$252
Accounts Receivable	32	21
Taxes Receivable	4	2
Inventories	52	49
Deferred Tax Asset	8	7
Assets Held for Sale	38	57
Other Current Assets	15	22

	403	410

Timber and Timberlands, net	3,398	3,405
Property, Plant and Equipment, net	144	146
Equity Investment in Timberland Venture	187	201
Deferred Tax Asset	6	10
Investment in Grantor Trusts (at Fair Value)	37	35
Other Assets	42	44

Total Assets	$4,217	$4,251

LIABILITIES

Current Liabilities:
Current Portion of Long-Term Debt	$45	$94
Line of Credit	215	166
Accounts Payable	30	25
Interest Payable	26	23
Wages Payable	8	23
Taxes Payable	10	12
Deferred Revenue	20	25
Other Current Liabilities	9	7

	363	375

Long-Term Debt	1,643	1,643
Note Payable to Timberland Venture	783	783
Other Liabilities	75	76

Total Liabilities	2,864	2,877

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares – 75.0, outstanding – none	—	—
Common Stock, $0.01 par value, authorized shares – 300.6, outstanding (net of Treasury Stock) – 161.9 at March 31, 2011, and 161.6 at December 31, 2010	2	2
Additional Paid-In Capital	2,252	2,243
Retained Earnings	21	51
Treasury Stock, at cost, Common Shares – 26.2 at March 31, 2011, and 26.2 at December 31, 2010	(912)	(911)
Accumulated Other Comprehensive Income (Loss)	(10)	(11)

Total Stockholders’ Equity	1,353	1,374

Total Liabilities and Stockholders’ Equity	$4,217	$4,251

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31, 2011	March 31, 2010

	(In Millions)

Cash Flows From Operating Activities:
Net Income	$38	$87
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	22	24
Basis of Real Estate Sold	19	32
Equity Earnings from Timberland Venture	(14)	(14)
Distributions from Timberland Venture	28	28
Deferred Income Taxes	3	1
Gain on Sales of Properties and Other Assets	—	(11)
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	7	8
Working Capital Changes	(30)	(32)
Other	3	6

Net Cash Provided By Operating Activities	76	129

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(12)	(13)
Proceeds from Sales of Properties and Other Assets	—	11

Net Cash Used In Investing Activities	(12)	(2)

Cash Flows From Financing Activities:
Dividends	(68)	(68)
Borrowings on Line of Credit	245	568
Repayments on Line of Credit	(196)	(568)
Principal Payments and Retirement of Long-Term Debt	(49)	(53)
Proceeds from Stock Option Exercises	7	—
Acquisition of Treasury Stock	(1)	(1)

Net Cash Used In Financing Activities	(62)	(122)

Increase (Decrease) In Cash and Cash Equivalents	2	5
Cash and Cash Equivalents:
Beginning of Period	252	299

End of Period	$254	$304